CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-131880, 333-168763 and 333-175460 on Form S-8 of our report dated March 13, 2012 relating to the financial statements of BRAINSTORM CELL THERAPEUTICS INC. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing in this Annual Report on Form 10-K of BRAINSTORM CELL THERAPEUTICS INC. for the year ended December 31, 2011.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel

March 13, 2012

TEL AVIV - MAIN OFFICE	RAMAT GAN	JERUSALEM	HAIFA	BEER SHEVA	EILAT
1 Azrieli Center	6 Ha'racon st.	12 Sarei Israel st.	5 Ma'aleh Hashichrur st.	Omer Industrial Park,	The city center
Tel Aviv, 67021	Ramat Gan, 52521	Jerusalem, 94390	P.O.B. 5648	Building No.10	P.O.B. 583
P.O.B. 16593			Haifa, 31055	P.O.B. 1369	Eilat, 88104
Tel `Aviv, 61164				Omer, 84965

Tel: +972 (3) 608 5555	Tel: +972 (3) 755 1500	Tel: +972 (2) 501 8888	Tel: +972 (4) 860 7333	Tel: +972 (8) 690 9500	Tel: +972 (8) 637 5676
Fax: +972 (3) 609 4022	Fax: +972 (3) 575 9955	Fax: +972 (2) 537 4173	Fax: +972 (4) 867 2528	Fax: +972 (8) 690 9600	Fax: +972 (8) 637 1628`
info@deloitte.co.il	info-ramatgan@deloitte.co.il	info-jer@deloitte.co.il	info-haifa@deloitte.co.il	info-beersheva@deloitte.co.il	info-eilat@deloitte.co.il

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